Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRST NORTHWEST BANCORP
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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September 15, 2017

Dear Shareholder:

On behalf of the Board of Directors and management of First Northwest Bancorp, we cordially invite you to attend the annual meeting of shareholders. The meeting will be held at 4:00 p.m., Pacific Time, on Tuesday, November 7, 2017 at the Red Lion Hotel, Juan de Fuca Room, located at 221 N. Lincoln Street, Port Angeles, Washington.

The matters expected to be acted upon at the meeting are described in the attached Proxy Statement.  In addition, we will report on our results of operations during the past year and address your questions and comments.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, please take the time to read the Proxy Statement and vote via the Internet or telephone or by completing and mailing the proxy card (if you received one) as promptly as possible.  This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.

Your Board of Directors and management are committed to the continued success of First Northwest Bancorp and the enhancement of your investment.  We appreciate your confidence and support and look forward to seeing you at the meeting.

Sincerely,

/s/ Laurence J. Hueth
Laurence J. Hueth President and Chief Executive Officer

FIRST NORTHWEST BANCORP
105 W. EIGHTH STREET
PORT ANGELES, WASHINGTON 98362
(360) 457-0461

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 7, 2017

Notice is hereby given that the 2017 annual meeting of shareholders of First Northwest Bancorp will be held at the Red Lion Hotel, Juan de Fuca Room, located at 221 N. Lincoln Street, Port Angeles, Washington, on Tuesday, November 7, 2017, at 4:00 p.m., Pacific Time, for the following purposes:

Proposal 1.	Election of three directors to each serve for a three-year term;

Proposal 2.	An advisory (non-binding) vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor.

We will also consider and act upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on August 31, 2017, as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at the meeting and any adjournment thereof.  Please vote your shares at your earliest convenience.  This will ensure the presence of a quorum at the meeting.  For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail.  You can request to receive proxy materials by mail or e-mail.  Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation.  If you attend and vote at the annual meeting in person, your proxy will not be used.  Your vote is very important.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOYCE RUIZ

JOYCE RUIZ CORPORATE SECRETARY AND SENIOR VICE PRESIDENT

Port Angeles, Washington
September 15, 2017

PROXY STATEMENT
OF
FIRST NORTHWEST BANCORP
105 W. EIGHTH STREET
PORT ANGELES, WASHINGTON 98362
(360) 457-0461

ANNUAL MEETING OF SHAREHOLDERS NOVEMBER 7, 2017

The Board of Directors of First Northwest Bancorp is using this Proxy Statement to solicit proxies from our shareholders for use at our 2017 annual meeting of shareholders.  We first provided access to this Proxy Statement and a form of proxy card to our shareholders on or about September 15, 2017.

The information provided in this Proxy Statement relates to First Northwest Bancorp and its wholly-owned subsidiary, First Federal Savings and Loan Association of Port Angeles.  First Northwest Bancorp may also be referred to as "First Northwest" and First Federal Savings and Loan Association of Port Angeles may also be referred to as "First Federal" or the "Bank."  References to "we," "us" and "our" refer to First Northwest and, as the context requires, First Federal.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Tuesday, November 7, 2017
Time:	4:00 p.m., Pacific Time
Place:	Red Lion Hotel, Juan de Fuca Room, 221 N. Lincoln Street, Port Angeles, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors to each serve for a three-year term;

Proposal 2.	An advisory (non-binding) vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on November 7, 2017

Our proxy materials are available at https://www.snl.com/IRW/corporateprofile/4343673.  The following materials are available for review:

•	Proxy Statement;
•	Notice of Internet Availability of Proxy Materials;

•	Proxy card;
•	Annual Report to Shareholders; and
•	Directions to attend the annual meeting, where you may vote in person.

We provided access to our proxy materials beginning on September 15, 2017.  On that day, we mailed the Notice of Availability of Proxy Materials to our shareholders. The Securities and Exchange Commission allows us to deliver proxy materials to shareholders over the Internet.  We believe that this offers a convenient way for shareholders to review the annual meeting materials.  It also reduces printing and mailing expenses and lessens the environmental impact of paper copies.

Who Is Entitled to Vote?

We have fixed the close of business on August 31, 2017, as the record date for shareholders entitled to receive notice of and to vote at our annual meeting.  Only holders of record of First Northwest's common stock on that date are entitled to receive notice of and to vote at the annual meeting.  You are entitled to one vote for each share of First Northwest common stock you own, unless you own more than 10 percent of First Northwest's outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10 percent of First Northwest's outstanding shares are not entitled to any vote with respect to the shares held in excess of the 10 percent limit unless our Board of Directors has granted permission in advance.  On August 31, 2017, there were 11,908,507 shares of First Northwest common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of First Northwest common stock are held in your name.  If you are a beneficial owner of First Northwest common stock held by a broker, bank or other nominee (i.e., in "street name"), please see the instructions below, under "What if My Shares Are Held in Street Name?"

Shares of First Northwest common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can vote by telephone or the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail.  You may also vote by signing, dating, and returning the proxy card if you requested a copy of the proxy materials by mail.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on the Notice of Internet Availability of Proxy Materials you received in the mail.  Shares of First Northwest common stock represented by properly executed proxies will be voted by the Proxy Committee of the Board of Directors in accordance with the shareholder's instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the Proxy Committee will vote the shares for the election of each of our director nominees, for advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement, and for the ratification of the appointment of Moss Adams LLP as our independent auditor.  If any other matters are properly presented at the annual meeting for action, the Proxy Committee will have the discretion to vote on these matters in accordance with its best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one Notice of Internet Availability of Proxy Materials depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate notices of how to access the proxy materials and vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as "broker non-votes."  The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain the First Northwest Bancorp Employee Stock Ownership Plan ("ESOP") for the benefit of our employees.  Each participant may instruct the trustee how to vote the shares of First Northwest common stock allocated to his or her account under the ESOP by completing the proxy card distributed by the administrator.  If a participant properly executes the proxy card, the administrator will instruct the trustee to vote the participant's shares in accordance with the participant's instructions.  Unallocated shares of First Northwest common stock held in the ESOP and allocated shares for which proper voting instructions are not received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.  In order to give the trustee sufficient time to vote, all vote authorization forms must be received by the transfer agent on or before November 2, 2017 at 1:00 p.m., Pacific Time.  The ESOP third party administrator is Pentegra.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of First Northwest common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held 120 days or more after the original meeting.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of First Northwest common stock.  Accordingly, the three nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the three nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Advisory (non-binding) approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Auditor

As previously announced, we are changing our fiscal year end from June 30 to December 31.  Accordingly, the Audit Committee has appointed Moss Adams LLP as our independent auditor for the six-month transition period ending December 31, 2017.  Ratification of the appointment of Moss Adams LLP as our independent auditor requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions do not constitute votes cast and therefore will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of the independent auditor.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of First Northwest in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2017, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of First Northwest's common stock other than directors and executive officers;

•	each director and director nominee of First Northwest;

•	each executive officer of First Northwest or any of its subsidiaries named in the Summary Compensation Table appearing under "Executive Compensation" below (known as "named executive officers"); and

•	all current directors and executive officers of First Northwest and its subsidiaries as a group.

Persons and groups who beneficially own in excess of five percent of First Northwest's common stock are required to file with the Securities and Exchange Commission ("SEC"), and provide us a copy of the report disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended ("Securities Exchange Act").  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of First Northwest's common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the ESOP, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

As of August 31, 2017, the voting record date, there were 11,908,507 shares of First Northwest common stock outstanding.

Name	Number of shares beneficially owned		Percent of shares outstanding (%)

Beneficial Owners of More Than 5%

First Northwest Bancorp Employee Stock Ownership Plan 105 W. Eighth Street Port Angeles, Washington 98362	1,046,567	(1)	8.78

First Federal Community Foundation (2) 105 W. Eighth Street Port Angeles, Washington 98362	759,300		6.37

FMR LLC 245 Summer Street Boston, Massachusetts 02110	1,165,764	(3)	9.79

Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02110	739,296	(4)	6.21

Directors

Stephen E. Oliver	24,600	(5)	*
Dana D. Behar	11,000	(6)	*
David A. Blake	24,872	(7)	*
Craig A. Curtis	21,100	(8)	*
Lloyd J. Eisenman	27,500	(9)	*
Cindy H. Finnie	25,500	(10)	*
David T. Flodstrom	21,100	(11)	*
Laurence J. Hueth**	90,751	(12)(13)	*
Norman J. Tonina, Jr.	21,323	(14)	*
Jennifer Zaccardo	30,000	(15)	*

Named Executive Officers

Regina M. Wood	31,788	(12)(16)	*
Jeffrey S. Davis	27,508	(12)(17)	*
Christopher A. Donohue	27,524	(12)(18)	*
Kelly A. Liske	27,291	(12)(19)	*

All executive officers and directors as a group (14 persons)	411,857		3.46
______________
*	Less than one percent of shares outstanding.
**	Also a named executive officer.
(1)	The ESOP has shared voting and dispositive power with respect to 120,233 shares, and sole dispositive power with respect to 926,334 shares.
(2)
We established the First Federal Community Foundation in connection with the mutual to stock conversion of First Federal for the purpose of furthering our commitment to the local community. Shares of common stock held by the Foundation will be voted in the same proportion as all other shares of common stock on all proposals considered by First Northwest's shareholders.

(3)
Based solely on a Schedule 13G/A filed February 14, 2017. According to the filing, FMR LLC has sole voting and dispositive power over the shares and Abigail P. Johnson has sole dispositive power over the shares.

(4)
Based solely on a Schedule 13G/A filed February 9, 2017. According to the filing, Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP have shared voting and dispositive power over the shares.

(5)	Includes 7,500 shares held jointly with spouse and 14,400 shares of restricted stock, as to which Mr. Oliver has voting power.
(6)	Includes 2,000 shares held jointly with spouse and 7,200 shares of restricted stock, as to which Mr. Behar has voting power.

(Footnotes continue on following page)

(7)	Includes 6,872 shares held in an individual retirement account ("IRA") and 14,400 shares of restricted stock, as to which Mr. Blake has voting power.
(8)	Includes 3,100 shares held jointly with spouse and 14,400 shares of restricted stock, as to which Mr. Curtis has voting power.
(9)	Includes 9,500 shares held in an IRA and 14,400 shares of restricted stock, as to which Mr. Eisenman has voting power.
(10)	Includes 1,750 shares held in an IRA and 14,400 shares of restricted stock, as to which Ms. Finnie has voting power.
(11)	Includes 4,000 shares held in an IRA and 14,400 shares of restricted stock, as to which Mr. Flodstrom has voting power.
(12)
Includes units held in the First Federal 401(k) Plan and shares held in the ESOP, as follows: Mr. Hueth, 20,571 units and 4,404 shares; Ms. Wood, 8,210 units and 2,968 shares; Mr. Davis, 3,983 units and 1,428 shares; Mr. Donohue, 0 units and 3,026 shares; and Ms. Liske, 3,896 units and 2,911 shares. The units consist of shares of First Northwest common stock and a liquidity cash component. As a result, the number of underlying shares may fluctuate from time to time.

(13)	In addition to 401(k) Plan units and ESOP shares described in footnote 12, includes 60,000 shares of restricted stock, as to which Mr. Hueth has voting power.
(14)	Includes 14,400 shares of restricted stock, as to which Mr. Tonina has voting power.
(15)	Includes 12,000 shares held jointly with spouse and 14,400 shares of restricted stock, as to which Ms. Zaccardo has voting power.
(16)	In addition to 401(k) Plan units and ESOP shares described in footnote 12, includes 20,000 shares of restricted stock, as to which Ms. Wood has voting power.
(17)	In addition to 401(k) Plan units and ESOP shares described in footnote 12, includes 20,000 shares of restricted stock, as to which Mr. Davis has voting power.
(18)	In addition to the ESOP shares described in footnote 12, includes 20,000 shares of restricted stock, as to which Mr. Donohue has voting power, and 4,000 shares held in an IRA.
(19)
In addition to 401(k) Plan units and ESOP shares described in footnote 12, includes 20,000 shares of restricted stock, as to which Ms. Liske has voting power, and 100 shares held as custodian for minors.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members and is divided into three classes.  Director Eisenman will retire effective as of the annual meeting of shareholders, at which time the size of the Board of Directors will be reduced to nine members.  One-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of First Northwest and each Board nominee for director.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as First Northwest directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified in the table below. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote "FOR" the election of Stephen E. Oliver, Laurence J. Hueth and Jennifer Zaccardo, each for a three-year term.

Name	Age as of June 30, 2017	Year first elected or appointed director (1)	Term to expire

BOARD NOMINEES

Stephen E. Oliver	69	2001	2020 (2)
Laurence J. Hueth	54	2010	2020 (2)
Jennifer Zaccardo	65	2011	2020 (2)

DIRECTORS CONTINUING IN OFFICE

David A. Blake	69	2005	2018
Norman J. Tonina, Jr.	53	2013	2018
Craig A. Curtis	56	2014	2018
Cindy H. Finnie	67	2012	2019
David T. Flodstrom	70	2002	2019
Dana D. Behar	55	2015	2019
____________
(1)	For years prior to 2015, includes service on the Board of Directors of First Federal.
(2)	Assuming reelection.

Information Regarding Nominees for Election and Continuing Directors.  Set forth below is the principal occupation and other business experience during at least the last five years of each nominee for director and each continuing director.

Stephen E. Oliver has served as Chairman of the Board since January 2015.  Mr. Oliver is a retired attorney with over 35 years of experience in the areas of banking, real estate development, environmental and municipal law.  From 2010 until his retirement in December 2014, he owned the legal consulting firm, S.E. Oliver, Inc.  Prior to starting his consulting firm, Mr. Oliver was a stockholder in the Platt Irwin Law Firm (which serves as general counsel to First Federal), beginning his affiliation in 1978 and serving as President from 1991 through 2009.  Mr. Oliver is President of the Board of Directors of the Northwest Maritime Center, Port Townsend, Washington and past president of the Board of Directors of the Olympic Medical Center Foundation, Port Angeles, Washington.  Much of Mr. Oliver's professional activity was devoted to assessing risk in banking and real estate development transactions, as well as general litigation risk.  He has served on bank boards continuously since 2001 and in that capacity, has chaired both audit and loan committees for extended periods.

Laurence J. Hueth was elected President and Chief Executive Officer on March 26, 2013, and has been a director since 2010.  Mr. Hueth joined First Federal in 2008 and was promoted to Senior Vice President, Chief Financial Officer in March 2009.  He assumed responsibility for operational and risk areas, serving as Chief Operating Officer from 2011 to 2012.  Mr. Hueth has over 30 years of progressive responsibility in finance and risk management areas within the banking industry.  Prior to joining First Federal, Mr. Hueth was employed for 15 years at PFF Bank & Trust located in Pomona, California where he held positions in finance, treasury and risk management, including serving as Vice President, Operational Risk Manager and Bank Treasurer from 2005 until November 2008. Mr. Hueth is active with numerous charitable and civic organizations in Clallam and Jefferson counties.

Jennifer Zaccardo is Treasurer and Tax Partner of Baker, Overby & Moore Inc., P.S, a public accounting firm with which she has been affiliated since 1983.  She is a Certified Public Accountant with particular expertise in the timber industry and small business financial reporting and taxation, and is a member of the Washington Society of Certified Public Accountants and the American Institute of Certified Public Accountants.  Ms. Zaccardo is a past president and treasurer of the Peninsula College Foundation Board of Governors and served on the Quillayute Valley School Board of Directors for 10 years.

David A. Blake is the Chief Operations Officer of Blake Sand and Gravel, a producer of washed sand and aggregate and crushed rock and Secretary/Treasurer of Blake Tile & Stone, a landscaping and tile supplier.  He joined the family business in 1969 and served as President and Chief Executive Officer from 1980 until 2010.  He continues to serve on the Board of Directors of both companies.  Mr. Blake is a member of the Board of Directors of the Albert Haller Foundation, a board member of the Olympic Medical Foundation, and served on the Sequim School Board of Directors for 31 years.

Norman J. Tonina, Jr. has served as the Chairman of the Fort Worden Public Development Authority in Port Townsend, Washington since 2015.  Mr. Tonina is also an adjunct faculty member in Seattle Pacific University's graduate program in Industrial and Organizational Psychology.  Mr. Tonina most recently worked at Grameen Foundation, a non-governmental organization focused on enabling the poor to create a world without poverty, where he served as an advisor to the Chief Executive Officer and Board of Directors (2012-16) and as its Chief Human Resources Officer (2010-12), focused on driving strategic alignment, organizational effectiveness, and human resource re-engineering initiatives.  He began his career at Digital Equipment Corporation in 1987 and joined Microsoft in 1993 as a finance manager for its Systems products, rising to become Senior Director of Finance for Microsoft's Platforms and Applications business.  In 1999, he transitioned to Human Resources, where he directed major strategic global HR initiatives, spending the majority of his time focused on culture, leadership, and talent strategies.  Mr. Tonina earned his Bachelor of Arts degree in Business Administration from Northeastern University, a certificate in human resources from the University of Michigan, and a Master's degree in Organizational Psychology from Antioch University.  Mr. Tonina continues to be actively involved in community organizations in both Seattle and Port Townsend, Washington, and is a director of the First Federal Community Foundation.

Craig A. Curtis is a registered architect and officer of Katerra, Inc.  Mr. Curtis oversees the Building Design Division of the company as President of Katerra Architecture, LLC.  Katerra is a multi-faceted real estate company founded by Silicon Valley entrepreneurs to reinvent the way buildings are delivered, through leveraging technology, supply chain and factory prefabrication.  Prior to joining Katerra, Mr. Curtis was employed by The Miller Hull Partnership since 1987 and served as a partner from 1994 until 2016. In 2004, Miller Hull was awarded the American Institute of Architects (AIA) National Firm Award, and in 2008, Mr. Curtis was elected to the AIA College of Fellows, a distinction awarded to approximately 4% of its members.  Mr. Curtis has degrees in Architecture and Construction Management from Washington State University and chairs the External Advisory Board for the WSU Center for Environmental Research, Education and Outreach (CEREO).  He is a director of the First Federal Community Foundation.  A resident of Kitsap County for 26 years, Mr. Curtis served on committees for the North Kitsap School District and Suquamish Community Advisory Council.

Cindy H. Finnie retired in 2011 from Allstate Insurance Company after 38 years of leadership experience.  Her range of responsibilities included property and casualty underwriting, sales management, business development, agency management, financial management and developing insurance agencies.  Ms. Finnie was also responsible for introducing and developing the financial services market in her area.  Ms. Finnie is the co-owner and President of Rainshadow Properties, Inc., a boutique hotel and property management company that she co-founded in 1995.  Ms. Finnie is also a former member of the Centrum Foundation, past Chair of the Washington State Arts Commission, Past Chair of the Fort Worden Public Development Authority, a former director of the Jefferson County Community Foundation, a member of the City of Port Townsend Lodging Tax Advisory Committee, director of the Fort Worden Foundation, and director of the First Federal Community Foundation.

David T. Flodstrom, P.E., is retired after a 36-year career in municipal management and industrial relations.  During his career, he served as the City Engineer for Port Angeles for 5 years, the Port Angeles City Manager for 10 years and worked in industrial relations and human resources for private industries for 15 years.  Mr. Flodstrom's career has provided him with expertise in management, human resources and governance.  Mr. Flodstrom is Chairman of the Board of Directors of the First Federal Community Foundation, past Commissioner of the Peninsula Housing Authority, past president of Nor' Western Rotary Club and former board member of the Olympic Medical Foundation and the Washington Business Association, and has spent over 30 years as a coach and umpire for youth baseball clubs.

Dana D. Behar has been the owner of Discovery Bay Investments, LLC, Seattle, Washington, a private equity investment firm focusing on agricultural land and real estate since September 2015.  Prior to that, he worked at HAL Real Estate Investments Inc., a private equity real estate investment entity based in Seattle, Washington, for 23 years and most recently served as President and Chief Executive Officer from 2005 until September 2015.  He recently served as director of HAL Real Estate Investments Inc. from 2005 to 2016.  Mr. Behar previously worked in brand management at Procter & Gamble, served as Director of Marketing for the retail chain, Egghead Software, and was a management consultant with the Wharton Small Business Development Center.  He is active in his community, serving as a board member of Capitol Hill Housing and the Forterra Strong Communities Fund, and as a trustee of the Samis Foundation.  Mr. Behar has a Bachelor of Arts in business with a concentration in finance from the University of Washington and a Master of Business Administration with a concentration in finance from the Wharton School of the University of Pennsylvania.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that the Nominating Committee considered in making its decision to nominate directors to our Board.  The fact that a particular attribute was not considered does not mean that the director lacks such an attribute.

	Behar	Blake	Curtis	Finnie	Flodstrom	Hueth	Oliver	Tonina	Zaccardo
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	✓	✓	✓	✓	✓	✓	✓	✓	✓
Expertise in financial services or related industry	✓			✓		✓			✓
Audit committee financial expert									✓
Civic and community involvement	✓	✓	✓	✓	✓	✓	✓	✓	✓
Other public company experience	✓			✓		✓		✓
Leadership and team building skills	✓	✓	✓	✓	✓	✓	✓	✓	✓
Diversity by race, gender or culture				✓					✓
Specific skills/knowledge:
Finance	✓			✓		✓		✓	✓
Technology			✓			✓		✓	✓
Marketing	✓	✓	✓	✓
Public affairs	✓	✓	✓		✓
Human resources		✓		✓	✓			✓	✓
Governance	✓	✓		✓	✓		✓	✓	✓

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Board of Directors
The Boards of Directors of First Northwest and First Federal conduct their business through board and committee meetings.  During the fiscal year ended June 30, 2017, the Boards of Directors of First Northwest and the Bank each held 13 meetings.  No director of First Northwest or the Bank attended fewer than 75 percent of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of First Northwest has standing Audit, Compensation, Nominating and Corporate Governance, and Executive committees.  The Board has adopted written charters for the Audit, Compensation, and Nominating and Corporate Governance committees, copies of which are available on our website at www.ourfirstfed.com.  All members of the Audit, Compensation, and Nominating and Corporate Governance committees are independent, in accordance with the requirements for companies listed on NASDAQ.

The Audit Committee consists of Directors Zaccardo (Chair), Behar, Blake, Eisenman, Oliver and Tonina.  This committee's primary responsibilities are to: oversee the integrity of First Northwest's financial reporting processes, financial statement audits and systems of internal controls regarding finance, accounting and legal compliance; oversee the independence and performance of First Northwest's independent auditor and internal audit function; and provide an avenue of communication among the independent auditors, management and the Board of Directors.  In addition, the Board of Directors has determined that Ms. Zaccardo meets the definition of "audit committee financial expert," as defined by the SEC.  The Audit Committee meets quarterly and on an as needed basis.  The committee met nine times during the year ended June 30, 2017.

The Compensation Committee consists of Directors Finnie (Chair), Flodstrom, Oliver and Tonina.  This committee meets semiannually and on an as needed basis, and provides general oversight regarding the personnel, compensation and benefits matters of First Northwest.  In furtherance of this purpose, the committee is responsible for setting the compensation of our Chief Executive Officer and reviewing his performance, reviewing the compensation of senior executives and recommending board member compensation.  The Compensation Committee met five times during the year ended June 30, 2017.

The Nominating and Corporate Governance Committee consists of Directors Blake (Chair), Curtis, Finnie, Oliver and Tonina.  This committee is responsible for assessing board and committee membership needs, succession planning, and implementing policies and processes regarding corporate governance matters.  The Nominating and Corporate Governance Committee meets semiannually and on an as needed basis, and met three times during the year ended June 30, 2017.

The Executive Committee consists of Directors Oliver, Blake and Zaccardo.  This committee acts for the Board of Directors when formal board action is required between regular meetings.  The Executive Committee did not meet during the year ended June 30, 2017.

Leadership Structure

First Federal has separated the positions of Chairman and Chief Executive Officer.  The Chairman, who is an independent director, leads the board and presides at all board meetings, while the President and Chief Executive Officer runs the day-to-day business of First Northwest.  The board supports having an independent director in a board leadership position.  Having an independent chairman enables non-management directors to raise issues and concerns for board consideration without immediately involving management.  The Chairman also serves as a liaison between the board and senior management.

Board Involvement in Risk Management Process

As part of its overall responsibility to oversee the management, business and strategy of our company, one of the primary responsibilities of our Board of Directors is to oversee the amount and types of risk taken by management in executing the corporate strategy, and to monitor our risk experience against the policies and procedures set to control those risks.  The board's risk oversight function is carried out through its approval of various policies and procedures, such as our lending and investment policies; and regular monitoring of risk such as interest rate risk exposure, liquidity and problem assets.  Some oversight functions are delegated to committees of the board, with such committees regularly reporting to the full board the results of their oversight activities.  For example, the Audit Committee is responsible for oversight of the independent auditors and meets directly with the auditors at various times during the course of the year.

Corporate Governance Policy

First Northwest Bancorp has adopted a corporate governance policy.  The policy covers the following matters:

•	the role of the board;
•	the composition, responsibilities and operation of the Board of Directors;
•	the establishment and operation of board committees, including audit, nominating and corporate governance, and compensation committees;
•	succession planning;
•	convening executive sessions of independent directors;
•	the board's interaction with management and third parties;
•	the evaluation of the performance of the Board of Directors and the Chief Executive Officer;
•	communications with shareholders, and annual meeting attendance; and
•	director orientation and continuing education.

                Director Independence.  Our common stock is listed on the NASDAQ Global Market.  In accordance with NASDAQ requirements, at least a majority of our directors must be independent directors.  The board has determined that nine of our ten directors are independent, as defined by NASDAQ.  Directors Behar, Blake, Curtis, Eisenman, Finnie, Flodstrom, Oliver, Tonina, and Zaccardo are all independent.  Only Director Hueth, who is our President and Chief Executive Officer, is not independent.

Code of Ethics.  On February 28, 2017, the Board of Directors amended our Code of Ethics. The Code is applicable to each of our directors, officers and employees, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics is available on our website at www.ourfirstfed.com.

Shareholder Communication with the Board of Directors.  The Board of Directors welcomes communication from shareholders.  Shareholders may send communications to the Board of Directors, First Northwest Bancorp, 105 W. Eighth Street, Port Angeles, Washington 98362.  Shareholders should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded appropriately.

Annual Meeting Attendance by Directors.  First Northwest encourages, but does not require, its directors to attend the annual meeting of shareholders.  All directors attended last year's annual meeting of shareholders.

Transactions with Related Persons.  First Federal has followed a policy of granting loans to executive officers and directors which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to First Federal prevailing at the time (unless made pursuant to the employee loan program described below), in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.  All loans to directors and executive officers and their related persons at June 30, 2017 were performing in accordance with their terms.

Stock Ownership Guidelines.  In May 2017, the Board of Directors adopted a non-employee director stock ownership policy because it believes that it is in First Northwest's best interest to align the financial interests of our non-employee directors with those of First Northwest's shareholders.  The policy requires non-employee directors to own shares of First Northwest's common stock equal in value to three times the respective director's annual cash retainer.  Directors must meet these ownership guidelines by May 2020 or within three years of joining the Board, whichever is later.  All of our nine non-employee directors met the policy requirement at June 30, 2017.

Employee Loan Program.  First Federal offers an employee loan program to all employees to assist employees with loans for a variety of personal, family or household credit needs, or for the purchase, construction or refinancing of a home which is the employee's primary residence.  All loans offered to employees are closed on the same terms as those available to members of the general public except following closing, the terms of employee loans are modified to reflect a preferential interest rate.  Existing loans may be modified to conform to the terms of the employee loan program.  If an employee terminates employment at First Federal, the interest rate on the loan reverts to the original rate for the general public.  No director and executive officer had indebtedness and principal payable thereon pursuant to the employee loan program that exceeded $120,000 during the year ended June 30, 2017.

DIRECTORS' COMPENSATION

The following table provides compensation information for each member of the Board of Directors of First Northwest during the year ended June 30, 2017, except for Mr. Hueth, our President and Chief Executive Officer, whose compensation is presented in the Summary Compensation Table in the section entitled "Executive Compensation" below.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)

Stephen E. Oliver	41,505	228,600	270,105
Dana D. Behar	32,248	114,300	146,548
David A. Blake	35,475	228,600	264,075
Craig A. Curtis	32,248	228,600	260,848
Lloyd J. Eisenman	31,238	228,600	259,838
Cindy H. Finnie	37,238	228,600	265,838
David T. Flodstrom	36,168	228,600	264,768
Norman J. Tonina, Jr.	33,880	228,600	262,480
Jennifer Zaccardo	35,463	228,600	264,063
______________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation – Stock Compensation" ("FASB ASC Topic 718"). For a discussion of valuation assumptions, see Note 10 of the Notes to Consolidated Financial Statements in First Federal's Annual Report on Form 10-K for the year ended June 30, 2017. Consists of awards of restricted stock on July 7, 2016, which vest in equal installments of 20% per year beginning on July 7, 2017. Each of the directors had 18,000 shares of unvested restricted stock outstanding on June 30, 2017, with the exception of Director Behar, who had 9,000 shares.

The non-employee (outside) directors of First Northwest receive compensation for their service on the board.  In setting their compensation, the Board of Directors considers the significant amount of time and level of skill required for director service.  For 2017, outside directors received an annual retainer, as follows: Chairman, $36,300; Vice Chairman and Committee Chairs, $31,500; and all other directors, $28,500.  Directors do not receive a fee for attending board meetings.  Committee members received fees for committee meeting attendance of $325 per meeting for regular members and $425 per meeting for committee chairs, with the exception of the Audit Committee Chair, who receives $625 per meeting.  Fees for interim committee meetings called for a particular purpose and not to discuss regular agenda items were paid at half the committee meeting fee.

Deferred Compensation Plan.  In order to encourage the retention of qualified directors, we offer a deferred compensation plan whereby directors may defer all or a portion of their regular fees until a permitted distribution event occurs under the plan.  Each director may direct the investment of the deferred fees among investment options made available by First Federal.  We have established a grantor trust to hold the plan investments.  Grantor trust assets are considered part of our general assets, and the directors have the status of unsecured creditors of First Federal with respect to the trust assets.  The plan permits the payment of benefits upon a separation from service (on account of termination of service, pre-retirement death or disability), a change in control, an unforeseeable emergency or upon a date specified by the director, in an amount equal to the value of the director's account balance (or the amount necessary to satisfy the unforeseeable emergency, in that case).  A director may elect, at the time he or she makes a deferral election, to receive the deferred amount and related earnings in a lump sum or in annual installments over a period not exceeding 15 years.  A director may subsequently elect to change when or how he or she receives his or her plan benefit, if certain required conditions are met.  At June 30, 2017, our estimated deferred compensation liability accrual with respect to non-employee directors under the deferred compensation plan was approximately $65,000.

COMPENSATION DISCUSSION AND ANALYSIS

General

This section provides an overview and analysis of First Federal's compensation programs, the material compensation policy decisions it has made under those programs and the material factors considered in making those decisions.  Following this discussion is a series of tables that contain specific information about compensation paid or payable to the following individuals, who are First Federal's "named executive officers:"

•	Laurence J. Hueth, President and Chief Executive Officer;
•	Regina M. Wood, Executive Vice President, Chief Financial Officer and Treasurer;
•	Jeffrey S. Davis, Executive Vice President and Chief Operating Officer;
•	Christopher A. Donohue, Executive Vice President and Chief Credit Officer; and
•	Kelly A. Liske, Executive Vice President and Chief Banking Officer.

Compensation Philosophy and Objectives.  In general, First Federal's executive compensation policies are designed to establish an appropriate relationship between executive pay and First Federal's performance.  The principles underlying the executive compensation policies include the following:

•	attract and retain key executives who are vital to First Federal's long-term success;
•	provide levels of compensation competitive with First Federal's peers and commensurate with its performance;
•	compensate executives in ways that inspire and motivate them; and
•	properly align risk-taking and compensation.

Role of the Compensation Committee.  The Compensation Committee is responsible for setting the policies and compensation levels for First Federal's directors, officers and employees.  The Committee is responsible for evaluating the performance of the Chief Executive Officer and setting his compensation, while the Chief Executive Officer evaluates the performance of other senior officers and makes recommendations to the Committee regarding compensation levels.  The Chief Executive Officer is not involved in decisions regarding his own compensation.

Use of Compensation Consultants.  From time to time, the Compensation Committee engages outside advisors to assist the Committee with its responsibilities.  Since January 2014, the Committee has engaged Pearl Meyer & Partners, LLC ("PM&P"), an independent consulting firm, to serve as the independent consultant to the Committee regarding executive compensation matters.  PM&P is retained by, and reports directly to, the Committee, and provides no other services to First Northwest or First Federal.  Based on standards promulgated by the SEC and the NASDAQ to assess compensation advisor independence, as well as the analysis conducted by PM&P in its independence review, the Compensation Committee has concluded that PM&P is an independent and conflict-free advisor to the Compensation Committee.

The Compensation Committee engaged PM&P to conduct compensation benchmarking for executive management for 2016.  Included in the analysis was a review and revision of First Federal's peer group to include 21 financial holding companies ranging in total assets from $400 million to $1.5 billion headquartered in the Western United States and Washington, as follows:

American River Bankshares	Oak Valley Bancorp
Anchor Bancorp	Pacific Continental Corporation
Bank of Commerce Holdings	Pacific Financial Corp.
Central Valley Community Bancorp	Pacific Mercantile Bancorp
Eagle Bancorp Montana, Inc.	Premier Valley Bank
First Financial Northwest, Inc.	Provident Financial Holdings, Inc.
First Northern Community Bancorp	Riverview Bancorp, Inc.
FNB Bancorp	Sound Financial Bancorp, Inc.
FS Bancorp, Inc.	Timberland Bancorp, Inc.
Idaho Independent Bank	United Security Bancshares
Northrim BanCorp, Inc.

Compensation Program Elements.  The Compensation Committee focuses primarily on the following components in forming the total compensation package for First Federal's named executive officers:

Pay element	What it rewards	Purpose

Base salary	Core competency in the executive's role relative to skills, experience and contributions to First Northwest and First Federal	Provide fixed compensation to attract and retain qualified individuals

Short-term incentive	Contributions toward achieving corporate earnings, growth and risk management objectives	Provide annual performance-based cash incentive compensation

Long-term incentive	Contributions toward increasing long-term shareholder value	Promote long-term growth and profitability

Base Salary.  The Chief Executive Officer makes initial base salary recommendations for employees to the Compensation Committee based upon his assessment of individual performance and salary history, as well as compensation surveys conducted both internally and by PM&P.  The Compensation Committee makes compensation decisions for the Chief Executive Officer based upon corporate and individual performance and information by the analyses and advice from its independent compensation consultant.  Mr. Hueth does not participate in discussions of his own compensation.  We provide the opportunity for our named executive officers and other executives to earn a competitive base salary.  We do so in order to attract and retain key executives who are vital to First Federal's success.  The Compensation Committee takes a number of factors into account when setting the base salaries of the named executive officers.  These factors include the officer's level of experience, the responsibilities assigned to the officer and the officer's performance during the previous year.  In 2017, the named executive officers received merit increases based on performance and changes in responsibilities.

Short-term Incentive Compensation.  We believe that the opportunity for performance-based pay for officers is a significant factor in aligning the interests of the officers with those of shareholders.  After having suspended incentive compensation for the named executive officers for the past several years due to the state of the economy and First Federal's performance, the Compensation Committee reinstated incentive compensation for the 2016 fiscal year.  With input and recommendations by the Chief Executive Officer, the Cash Incentive Plan is authorized by Board of Directors and administered by the Compensation Committee, to ensure proper alignment with First Federal's business objectives.

Each named executive officer has a set of predefined goals which consist of corporate performance goals and may also include personal goals outlined in the officer's individual participation agreement.  Each participant is assigned a target award level and range that defines their incentive opportunity.  Each executive's actual incentive compensation will be determined on whether the executive exceeds "threshold," "target" and "stretch" performance levels.  Actual awards will be allocated based on specific performance goals defined for each participant and will range from 0% to 150% of their target incentive opportunity.  Each participant's payout is calculated on eligible earnings, as defined in Cash Incentive Plan, and will be made in a cash lump sum.

On August 30, 2016, the Compensation Committee selected the participants under the Cash Incentive Plan, which include the Chief Executive Officer, all Executive and Senior Vice Presidents and selected Vice Presidents, and established performance goals for all participants.  The annual incentive opportunities for the named executive officers, expressed as a percentage of annualized base salary at June 30, 2017, were as follows:

Executive	Below threshold	Threshold (50%)	Target (100%)	Stretch (150%)

Laurence J. Hueth	0%	15.00%	30.00%	45.00%
Kelly A. Liske	0%	14.00%	28.00%	42.00%
Other named executive officers	0%	12.50%	25.00%	37.50%

For 2017, the named executive officers' goals consisted entirely of corporate goals.  The Compensation Committee approved the following corporate performance measures for the named executive officers:

Performance measure		Threshold	Target	Stretch

		(dollars in thousands)

Net income (1)	Range	90%	100%	115%
	Plan	$4,100	$4,546	$5,228

Loan growth (2)	Range	70%	100%	130%
	Plan	9.00%	12.86%	16.71%

Deposit growth (3)	Range	80%	100%	120%
	Plan	8.60%	10.75%	12.90%

Non-performing assets (NPAs)/assets (4)	Range	150%	100%	50%
	Plan	0.75%	0.50%	0.25%

Operating expenses/average assets (5)	Range	110%	100%	90%
	Plan	3.26%	2.96%	2.66%
______________
(1)	Net income for the year ended June 30, 2017.
(2)	Net loans at June 30, 2017 less net loans at June 30, 2016, divided by net loans at June 30, 2016.
(3)	Total deposits at June 30, 2017 less total deposits at June 30, 2016, divided by total deposits at June 30, 2016.
(4)	Nonperforming assets (excluding restructured loans and impaired securities) as of June 30, 2017, divided by total assets at June 30, 2017.
(5)	Total noninterest expense divided by annual average total assets.

These corporate performance measures are based upon the consolidated performance of First Northwest.

For the 2017 plan year, the corporate performance weightings applicable to the named executive officers were as follows:

Executive	Net income	Loan growth	Deposit growth	NPAs/Assets	Operating expenses/ Assets

Laurence J. Hueth	30%	20%	15%	20%	15%
Regina M. Wood	15%	25%	25%	10%	25%
Jeffrey S. Davis	15%	25%	25%	10%	25%
Christopher A. Donohue	10%	25%	15%	25%	25%
Kelly A. Liske	10%	25%	25%	25%	15%

The following table summarizes First Northwest's performance and resulting payouts associated with the corporate goals for 2017:

Performance measure	Performance achieved (in thousands)	Payout as a percentage of target

Net income	$5,118	142%
Loan growth	17.08%	150%
Deposit growth	13.89%	150%
NPAs/assets	0.19%	150%
Operating expenses/average assets	2.82%	123%

Clawback Provision.  In the event that First Northwest or First Federal is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws, First Federal will recover incentive compensation awarded to current or former executive officers, during the preceding three years, to the extent the original awards exceed the amounts that would have been paid under the restated results.

Long-term Incentive Compensation.  The purpose of the First Northwest Bancorp 2015 Equity Incentive Plan is to promote the long-term growth and profitability of First Northwest, to provide plan participants with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide plan participants with incentives that are closely linked to the interests of all shareholders of First Northwest.  The Plan was approved by shareholders in 2015 and allows for the grant of stock options and restricted stock awards to eligible participants.  In July 2016, each of our named executive officers received a restricted stock award with a five-year vesting schedule, with the first 20% vesting on the one-year anniversary of the grant date and an additional 20% vesting each year thereafter.  These awards are included in the Grants of Plan-based Awards table that appears on page 20.

Retirement Benefits.  We currently offer a qualified, tax-exempt savings plan to eligible employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the "401(k) Plan").  Participants are permitted to make pre-tax contributions to the 401(k) Plan of up to a maximum of $18,000 in 2017.  In addition, participants who have attained age 50 may defer an additional $6,000 annually as a 401(k) "catch-up" contribution.  First Federal matches 50% of the first six percent of participants' contributions to the 401(k) Plan, including catch-up contributions.  All participant 401(k) contributions, rollovers and earnings are fully and immediately vested.  Matching contributions and related earnings vest at a rate of 25% after one year of employment, 50% after two years of employment, 75% after three years of employment and 100% after four years of employment.

We also offer a deferred compensation plan whereby certain officers may defer all or a portion of their annual salary until a permitted distribution event occurs under the plan.  Officers who participate may direct the investment of the deferred salary among investment options made available by First Federal.  The plan is described in further detail below, under "Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans."

In connection with the conversion of First Federal from the mutual to the stock form of organization, we established an employee stock ownership plan.  This plan provides eligible employees a beneficial interest in First Northwest Bancorp and an additional retirement benefit in the form of First Northwest Bancorp common stock.  Participants will have a nonforfeitable interest in their individual account based on a vesting schedule of 25% after one year of employment, 50% after two years of employment, 75% after three years of employment and 100% after four years of employment.

Health and Welfare Benefits.  We offer a range of benefits, in which all employees generally may participate, including medical and dental insurance coverage, vision care coverage, group life insurance coverage and long-term disability insurance coverage.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis above with management.  Based on that review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who are the members of the Compensation Committee:

Compensation Committee:

Cindy H. Finnie (Chair)
David T. Flodstrom
Stephen E. Oliver
Norman J. Tonina, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the compensation of our named executive officers: (1) Laurence J. Hueth, our President and Chief Executive Officer; (2) Regina M. Wood, our Chief Financial Officer; and (3) our next three most highly compensated executive officers, who are Jeffrey S. Davis, Christopher A. Donohue and Kelly A. Liske.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Laurence J. Hueth	2017	293,739	--	952,500	124,418	65,790	1,436,447
President and Chief	2016	260,785	--	--	101,649	40,295	402,729
Executive Officer	2015	230,154	25,000	--	--	46,684	301,838

Regina M. Wood	2017	186,449	--	317,500	64,456	26,562	594,967
Executive Vice President,	2016	164,252	--	--	54,179	9,886	228,317
Chief Financial Officer	2015	143,852	11,000	--	--	9,315	164,167
and Treasurer

Jeffrey S. Davis (4)	2017	164,881	--	317,500	62,858	22,861	568,100
Executive Vice President	2016	133,731	--	--	45,657	2,147	181,535
and Chief Operating Officer	2015	92,231	9,000	--	--	103	101,334

Christopher A. Donohue	2017	184,922	--	317,500	64,637	26,222	593,281
Executive Vice President	2016	170,833	--	--	55,246	10,614	236,693
and Chief Credit Officer	2015	164,756	9,000	--	--	10,496	184,252

Kelly A. Liske	2017	177,820	--	317,500	75,188	31,340	601,848
Executive Vice President	2016	165,602	--	--	51,615	15,975	233,192
and Chief Banking Officer	2015	143,852	9,000	--	--	11,065	163,917
______________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10 of the Notes to Consolidated Financial Statements in First Federal's Annual Report on Form 10-K for the year ended June 30, 2017.

(2)
Reflects amounts earned under the Cash Incentive Plan. The material terms of the Cash Incentive Plan for 2017 are described in the Compensation Discussion and Analysis under "Short-term Incentive Compensation."

(3)
For 2017, consists of 401(k) matching contribution, payment of life insurance premiums and ESOP contributions of $29,518 for Mr. Hueth, $20,740 for Ms. Wood, $18,388 for Mr. Davis, $20,474 for Mr. Donohue and $19,789 for Ms. Liske. For Mr. Hueth, also includes a contribution to his deferred compensation plan account of $28,184. For Ms. Liske, also includes payment of auto allowance.

(4)	Mr. Davis was hired in September 2014.

Employment Agreements for Named Executive Officers.  On July 28, 2015, we entered into amended three-year employment agreements with Mr. Hueth, Ms. Wood, Mr. Donohue and Ms. Liske, and a new employment agreement with Mr. Davis.  Under the employment agreements, the base salary levels for Mr. Hueth, Ms. Wood, Mr. Davis, Mr. Donohue and Ms. Liske have been updated and reviewed and are $288,907, $181,500, $177,000, $181,500 and $185,000, respectively, which amounts will be paid by First Northwest and First Federal and may be increased at the discretion of the Board of Directors or an authorized committee of the board.  On each anniversary of the initial date of the employment agreements, the term of the agreements will be extended for an additional year upon review and approval by the board or an authorized committee, unless notice is given by First Northwest or First Federal to the executive, or by the executive to First Northwest or First Federal, at least 90 days prior to the anniversary date.

The agreements provide that the executives may participate, to the same extent as executive officers of First Northwest and First Federal generally, in all plans of First Northwest and First Federal relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, the executives are entitled to participate in any other fringe benefit plans or perquisites which are generally available to executive officers of First Northwest Bancorp or First Federal, including supplemental retirement, deferred compensation programs, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services.  The executives also will receive an annual paid vacation, and voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the board or an authorized committee of the board may determine.  The agreements also provide that compensation may be paid in the event of disability, death, involuntary termination (including a voluntary termination for good reason) or a change in control, as described below under "Potential Payments Upon Termination or Change in Control."

Grants of Plan-based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for the year ended June 30, 2017.

		Estimated possible payouts under non-equity incentive plan awards (1)			All other stock awards: number of shares of stock or units (#)(2)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Laurence J. Hueth	07/07/16	43,336	86,672	130,008	75,000	952,500
Regina M. Wood	07/07/16	22,688	45,375	68,063	25,000	317,500
Jeffrey S. Davis	07/07/16	22,125	44,250	66,375	25,000	317,500
Christopher A. Donohue	07/07/16	22,688	45,375	68,063	25,000	317,500
Kelly A. Liske	07/07/16	25,900	51,800	77,700	25,000	317,500
____________
(1)
Represents the potential range of awards payable under our Cash Incentive Plan. The performance goals and measurements associated with this plan that generate the awards set forth above are provided in the "Short-term Incentive Compensation" section beginning on page 15.

(2)	Consists of awards of restricted stock on July 7, 2016, which vest in equal installments of 20% per year beginning on July 7, 2017.

Outstanding Equity Awards

The following information with respect to outstanding stock awards as of June 30, 2017, is presented for the named executive officers.

Name	Grant date	Stock Awards (1)
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Laurence J. Hueth	07/07/16	75,000	1,182,750
Regina M. Wood	07/07/16	25,000	394,250
Jeffrey S. Davis	07/07/16	25,000	394,250
Christopher A. Donohue	07/07/16	25,000	394,250
Kelly A. Liske	07/07/16	25,000	394,250
___________
(1)	Awards vest pro rata over a five-year period from the grant date, with the first 20 percent vesting one year after the grant date.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table provides information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for the year ended June 30, 2017.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at FYE ($)

Laurence J. Hueth	22,800	28,184	2,223	--	196,127
Regina M. Wood	--	--	--	--	--
Jeffrey S. Davis	--	--	--	--	--
Christopher A. Donohue	--	--	--	--	--
Kelly A. Liske	--	--	--	--	--

In order to encourage the retention of qualified officers, we offer a deferred compensation plan whereby certain officers may defer all or a portion of their annual salary until a permitted distribution event occurs under the plan.  Each officer may direct the investment of the deferred salary among investment options made available by First Federal.  We have established a grantor trust to hold the plan investments.  Grantor trust assets are considered part of our general assets, and the officers have the status of unsecured creditors of First Federal with respect to the trust assets.  The plan permits the payment of benefits upon a separation from service (whether on account of termination of employment, pre-retirement death, disability), a change in control, an unforeseeable emergency or upon a date specified by the officer, in an amount equal to the value of the officer's account balance (or the amount necessary to satisfy the unforeseeable emergency, in that case).  An officer may elect, at the time of the deferral election, to receive the deferred amount and related earnings in a lump sum or in annual installments over a period not exceeding 15 years.  An officer may subsequently elect to change when or how he or she receives his or her plan benefit, if certain required conditions are met.  Currently, Mr. Hueth is the only named executive officer who participates in this plan.  In 2014, the Board of Directors voted to begin making an annual contribution to Mr. Hueth's deferred compensation plan account in an amount equal to ten percent of his base salary.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death.  These agreements are discussed in further detail following the table below.  The following table shows, as of June 30, 2017, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

Name	Without cause by employer or for good reason by employee ($)	Involuntary termination in connection with change in control ($)	Early retirement ($)	Normal retirement ($)	Disability ($)	Death ($)

Laurence J. Hueth
Employment Agreement	301,655	644,177	--	--	60,331	--
Deferred Compensation Plan	92,945	92,945	92,945	92,945	92,945	92,945
Equity Incentive Plan	--	1,182,750	--	--	1,182,750	1,182,750

Regina M. Wood
Employment Agreement	193,724	297,690	--	--	38,745	--
Equity Incentive Plan	--	394,250	--	--	394,250	394,250

Jeffrey S. Davis
Employment Agreement	189,528	274,889	--	--	37,906	--
Equity Incentive Plan	--	394,250	--	--	394,250	394,250

Christopher A. Donohue
Employment Agreement	194,093	345,981	--	--	38,819	--
Equity Incentive Plan	--	394,250	--	--	394,250	394,250

Kelly A. Liske
Employment Agreement	199,315	285,228	--	--	39,863	--
Equity Incentive Plan	--	394,250	--	--	394,250	394,250

Employment Agreements.  We have entered into three-year employment agreements with each of the named executive officers.  These agreements provide for potential payments upon an executive's involuntary termination in certain situations, or upon death or disability.  The agreements may be terminated by the Board of Directors at any time.  If an executive's employment is terminated other than for cause, without the executive's consent or by the executive for good reason, then for one year after the date of termination First Northwest and First Federal would be required to pay the executive's salary at the rate in effect immediately prior to the date of termination and the pro rata portion of any incentive award or bonus, the amount of which will be determined by First Federal's Board of Directors in its sole discretion, and continue the executive's and the executive's dependents' coverage under First Northwest's and First Federal's health, life and disability programs.  "Good reason" generally means any of the following, unless consented to in writing by the executive: (1) a requirement that the executive be based at any place other than Port Angeles, Washington, or within a radius of 35 miles from the location of First Federal's administrative offices; (2) a material demotion; (3) a material reduction in the number or seniority of personnel reporting to the executive; (4) a 20 percent or more reduction in the executive's base salary other than as part of an overall reduction in the salaries of senior management personnel; (5) a material permanent increase in the required hours of work or workload; or (6) the failure of the First Federal Board of Directors to elect the executive to the position(s) specified in the executive's employment agreement.

The employment agreements also provide for severance payments and other benefits if an executive is involuntarily terminated not for cause (or terminates his or her employment for "good reason," as defined above) during the period that begins six months prior to the effective time of a change in control and ends on the second anniversary of the effective time of the change in control.  The agreements define the term "change in control" as having occurred when, among other things: (1) an offeror other than First Northwest purchases shares of stock of First Northwest or First Federal pursuant to a tender or exchange offer for the shares; (2) certain events occur as specified by federal regulations in connection with a change in control of First Northwest or First Federal; (3) any person, as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act, is or becomes the beneficial owner of securities of First Northwest or First Federal representing 25% or more of the combined voting power of First Northwest's or First Federal's outstanding securities; (4) a majority of the membership of the Board of Directors of First Northwest or First Federal changes as the result of a contested election; or (5) upon the consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of First Northwest or a similar transaction in which First Northwest is not the resulting entity.

In the event of a termination in connection with a change in control, the employment agreements provide that First Northwest and First Federal jointly shall: (1) pay to the executive in a lump sum within 25 business days after the date of termination an amount equal to a multiple of the average of executive's five prior years' annual salary (the multiple being 2.75 for Mr. Hueth and 2.00 for each of the other named executive officers); and (2) continue the executive's and the executive's dependents' coverage under First Northwest's and First Federal's health, life and disability programs for one year after the executive's termination of employment.  Section 280G of the Internal Revenue Code provides that if payments made in connection with a change in control equal or exceed three times the individual's base amount, then a portion of those payments are deemed to be "excess parachute payments."  An executive's "base amount" is generally the average of the executive's taxable compensation for the last five years preceding the year in which a change in control occurs.  Individuals are subject to a 20% excise tax on the amount of such excess parachute payments, and First Northwest and First Federal would not be entitled to deduct the amount of such excess parachute payments.  The employment agreements provide that severance and other payments that are subject to a change in control will be reduced to the extent necessary to ensure that no amounts payable to the executives will be considered excess parachute payments.

If an executive becomes entitled to benefits under the terms of First Northwest's or First Federal's then-current disability plan, if any, or becomes otherwise unable to fulfill the duties required under the employment agreement, the executive shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of an executive's disability, the employment agreements will not be suspended, except that the obligation to pay the executive's salary will be reduced in accordance with the amount of any disability income benefits received such that, on an after-tax basis, the executive realizes from the sum of disability income benefits and salary the same amount as the executive would realize on an after-tax basis from the executive's salary if the executive had not become disabled.  Upon a resolution adopted by a majority of the disinterested members of the Board of Directors or an authorized committee, First Northwest and First Federal may discontinue payment of an executive's salary beginning six months after a determination that the executive become entitled to benefits under the disability plan or is otherwise unable to fulfill his or her duties under the employment agreement.

In the event of an executive's death while employed under an employment agreement and prior to any termination of employment, First Northwest and First Federal will pay to the executive's estate, or such person as the executive may have previously designated, the salary which was not previously paid and which the executive would have earned if he or she had continued to be employed under the agreement through the last day of the month in which the executive died, together with the benefits provided under the employment agreement through that date.

Deferred Compensation Plan.  First Federal offers a deferred compensation plan whereby certain officers may defer all or a portion of their annual salary until a permitted distribution event occurs under the plan.  Currently, Mr. Hueth is the only named executive officer who participates in this plan.  Payment will be made to Mr. Hueth of the then value of his account (adjusted for gains and losses) upon his separation from service from First Federal or at a later date selected by Mr. Hueth, in a cash lump sum.  Payment is made from the general assets of First Federal, subject to claims of creditors in the event of First Federal's bankruptcy or insolvency.

Equity Incentive Plan.  The 2015 Equity Incentive Plan provide for accelerated vesting of awards in the event of a recipient's death or disability, or a change in control.  The plan provides that unvested awards will become exercisable or vest upon the date of the recipient's death or disability.  With respect to a change in control, unvested awards will become exercisable or vest only if the participant experiences an involuntary termination within 365 days following the change in control event or the acquiring company does not either assume the outstanding award or replace the outstanding award with an equivalently-valued award.

Compensation and Awards Committee Interlocks and Insider Participation

The members of the Compensation Committee are Cindy H. Finnie (Chair), David T. Flodstrom, Stephen E. Oliver and Norman J. Tonina, Jr.  No members of the Compensation Committee were officers or employees of First Northwest or any of its subsidiaries during the year ended June 30, 2017.  No member of the committee is a former officer of First Northwest or any of its subsidiaries, or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), we are required to periodically include in our annual meeting proxy statement and present at the annual meeting of shareholders a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a "say-on-pay" proposal, gives shareholders the opportunity to endorse or not endorse the compensation of First Northwest's executives as disclosed in the proxy statement.  We currently hold our say-on-pay vote every year.  The proposal will be presented at this year's annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of First Northwest Bancorp's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in First Northwest's Proxy Statement for the 2017 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of First Northwest and First Federal, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  Our Board of Directors believes that our compensation policies and procedures achieve these objectives.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the First Northwest Board of Directors reports as follows with respect to First Northwest's audited financial statements for the fiscal year ended June 30, 2017:

•	the Audit Committee has completed its review and discussion of the 2017 audited financial statements with management;

•	the Audit Committee has discussed with the independent auditor, Moss Adams LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended;

•
the Audit Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence; and

•
the Audit Committee has, based on its review and discussions with management of the 2017 audited financial statements and discussions with the independent auditor, recommended to the Board of Directors that First Northwest's audited financial statements for the year ended June 30, 2017, be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:

Jennifer Zaccardo (Chair)
Dana D. Behar
David A. Blake
Lloyd J. Eisenman
Stephen E. Oliver
Norman J. Tonina, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

As previously announced, we are changing our fiscal year end from June 30 to December 31.  Accordingly, the Audit Committee of the Board of Directors has appointed Moss Adams LLP as First Northwest's independent auditor for the six-month transition period ending December 31, 2017.  You are asked to ratify the appointment of Moss Adams LLP at the annual meeting.  Although shareholder ratification of the appointment of Moss Adams LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice.  If the appointment of Moss Adams LLP is not ratified by our shareholders, the Audit Committee may appoint another independent auditor or it may decide to maintain its appointment of Moss Adams LLP.  Even if the appointment of Moss Adams LLP is ratified by the shareholders at the annual meeting, the Audit Committee, in its discretion, may select a different independent auditor at any time during the year.  Moss Adams LLP served as our independent auditor for the year ended June 30, 2017, and a representative of the firm is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed to First Northwest and First Federal for professional services rendered by Moss Adams LLP for the fiscal years ended June 30, 2017 and 2016.

	Year Ended June 30,
	2017	2016

Audit Fees	$340,381	$320,300
Audit-Related Fees	36,500	41,500
Tax Fees	25,020	26,270
All Other Fees	--	--

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditor and the estimated fees for these services in connection with its annual review of its charter.  In considering non-audit services, the Audit Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditor and whether the service could compromise the independence of the independent auditor.  All of the services provided by Moss Adams LLP in the year ended June 30, 2017, were approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of First Northwest's common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC.  Directors, executive officers and greater than 10 percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  The SEC has established filing deadlines for these reports and we are required to disclose in this Proxy Statement any late filings or failures to file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the fiscal year ended June 30, 2017, all filing requirements applicable to our reporting officers, directors and greater than 10 percent shareholders were properly and timely complied with, with the exception of one late Form 4 filing covering one transaction by Director Blake.

SHAREHOLDER PROPOSALS

As previously announced, we are changing our fiscal year end from June 30 to December 31, following a six-month transition period from June 30, 2017 to December 31, 2017.  As a result, our next regularly scheduled annual meeting of shareholders will be accelerated in connection with the new fiscal year end.  Proposals of shareholders intended to be presented at next year's annual meeting of shareholders must be received at the executive office at 105 W. Eighth Street, Port Angeles, Washington 98362, no later than February 1, 2018, in order to be eligible for inclusion in our printed proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 90 nor more than 120 days prior to the date of the meeting; provided that if less than 100 days' notice of the meeting is given to shareholders, such written notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was provided to shareholders.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person's name, age, business address and number of shares of common stock held, a written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected, and certain other information regarding the shareholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder's name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the shareholder in the proposal.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of First Northwest's common stock.  In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or electronically or by telephone without additional compensation.

Our Annual Report to Shareholders, including the Annual Report on Form 10-K, has been made available to all shareholders of record as of the close of business on the voting record date.  Any shareholder may obtain a copy of the Annual Report by writing to the Secretary, First Northwest Bancorp, 105 W. Eighth Street, Port Angeles, Washington 98362.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOYCE RUIZ

JOYCE RUIZ CORPORATE SECRETARY AND SENIOR VICE PRESIDENT

Port Angeles, Washington
September 15, 2017

.
Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in [X] this example. Please do not write outside the designated areas.
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on November 7, 2017.
                   Vote by Internet
                      • Go to www.investorvote.com/FNWB
                      • Or scan the QR code with your smartphone
                      • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:     For a three-year term                                             01 – Laurence J. Hueth                                                      02 – Stephen E. Oliver                                                        03 – Jennifer Zaccardo
□	Mark here to vote FOR all nominees	□	Mark here to WITHHOLD vote from all nominees	□	For All EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Proxy Statement	□	□	□	3. Ratification of the appointment of Moss Adams LLP as the independent auditor for the six-month transition period ending December 31, 2017	□	□	□

4. In their discretion, upon such other matters as may properly come before the meeting.

B   Non-Voting Items
Change of Address - Please print your new address below Comments - Please print your comments below
_____________________________________________ _______________________________________	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting [ ]
C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear on this proxy card. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give your full title. If shares are held jointly, each holder should sign.
Date (mm/dd/yyyy) — Please print date below.                                        Signature 1 — Please keep signature within the box.                                             Signature 2 — Please keep signature within the box.

____________________________________ _______________________________________ _______________________________________

2017 Annual Meeting Admission Ticket
2017 Annual Meeting of
First Northwest Bancorp Shareholders
Tuesday, November 7, 2017, 4:00 p.m., Pacific Time
Red Lion Hotel, Juan de Fuca Room
 221 N. Lincoln Street, Port Angeles, Washington
Upon arrival, please present this admission ticket
 and photo identification at the registration desk.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy – First Northwest Bancorp
Notice of 2017 Annual Meeting of Shareholders
ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 7, 2017
 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints the Board of Directors of First Northwest Bancorp ("First Northwest") with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of First Northwest common stock that the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Red Lion Hotel, Juan de Fuca Room, located at 221 N. Lincoln Street, Port Angeles, Washington, on Tuesday, November 7, 2017, at 4:00 p.m., Pacific Time, and at any and all adjournments thereof, as indicated.

The undersigned acknowledges receipt from First Northwest prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated September 15, 2017 and the 2017 Annual Report to Shareholders.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR all the nominees listed and FOR proposals 2 and 3. If any other business is presented at the annual meeting, this proxy will be voted by the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

Should the undersigned be present and elect to vote at the annual meeting or any adjournment thereof, and after notification to the Secretary of First Northwest at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Notice to Participants in the First Northwest Bancorp Employee Stock Ownership Plan ("ESOP") and First Federal Savings & Loan Association of Port Angeles 401(k) Plan ("401(k) Plan"): Please be advised that each participant will be entitled to vote those shares allocated to his or her account. This proxy, when properly executed, will be voted as specified therein. If this proxy is not properly completed and signed or if it is not timely received by the designated tabulator, shares allocated to a participant's account will be voted as follows: 401(k) Plan shares will be voted by the Trustee as directed by the Plan Administrator, and ESOP shares will be voted by the Trustee in the same proportion as shares for which the Trustee has received voting instructions.  The proxies are authorized to vote upon such other matters as may properly come before the meeting.  The deadline to provide voting instructions for shares held in the foregoing plans is Thursday, November 2, 2017 at 1:00 p.m. PDT.

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IMPORTANT ANNUAL MEETING INFORMATION        000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Vote by Internet • Go to www.investorvote.com/FNWB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Shareholder Meeting Notice	1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials for the
First Northwest Bancorp Annual Shareholders' Meeting to Be Held on November 7, 2017

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the proxy materials and vote online or request a copy of the proxy materials. The items to be voted on and location of the annual meeting are on the reverse side of this notice. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.investorvote.com/FNWB

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/FNWB.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before October 31, 2017 to facilitate timely delivery.

Shareholder Meeting Notice

First Northwest Bancorp's Annual Meeting of Shareholders will be held on November 7, 2017 at the Red Lion Hotel, Juan de Fuca Room, located at 221 N. Lincoln Street, Port Angeles, Washington, at 4:00 p.m., Pacific Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3:
1.	Election of Directors.
2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Proxy Statement
3.	Ratification of the appointment of Moss Adams LLP as the independent auditor for the six-month transition period ending December 31, 2017
4.	In their discretion, upon such other matters as may properly come before the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares, you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the First Northwest Bancorp 2017 Annual Meeting

Directions to the Red Lion Hotel from Seattle:

1.	Take the Seattle-Bainbridge Island Ferry
2.	Go North on Olympic Drive SE/WA-305
3.	Merge onto WA-3 North toward Olympic Peninsula
4.	Turn left onto WA-104/State Highway 104
5.	Merge onto US-101 North
6.	Turn right onto Lincoln Street
7.	Red Lion Hotel, 221 N. Lincoln Street, Port Angeles is on the right

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side of this notice when requesting a set of proxy materials.

• Internet – Go to www.investorvote.com/FNWB. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.
• Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy of future meeting materials.
• Email – Send email to investorvote@computershare.com with "Proxy Materials First Northwest Bancorp" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy of future meeting materials.
To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by October 31, 2017.